                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                             TERRA INDUSTRIES INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

[Logo Appears Here]

                                March 13, 2000



Dear Stockholder:

     It is a pleasure for us to extend to you a cordial invitation to attend the annual meeting of stockholders of Terra Industries Inc. to be held at 9:00 a.m., central daylight time, on Tuesday, May 2, 2000 at the Sioux City Convention Center, 801 Fourth Street, Sioux City, Iowa.

     The accompanying notice of meeting and proxy statement describe the matters to be considered and voted upon at the annual meeting. There will also be a report to stockholders on Terra and its business, and stockholders will have an opportunity to discuss matters of interest concerning Terra.

     We hope all stockholders will be able to attend this meeting. Please check the appropriate box on your proxy card if you plan to attend.

     It is important that you be represented whether or not you plan to attend the annual meeting personally. Please promptly complete, date and return your proxy card in the enclosed return envelope to ensure that your vote will be received and counted.

     On behalf of the Board of Directors and management, we would like to express our appreciation for your support during 1999. We look forward to seeing you at the meeting.



     Burton M. Joyce                            William R. Loomis, Jr.
     President and Chief Executive Officer      Chairman of the Board

[Logo Appears Here]

                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS
                 ---------------------------------------------


To the Stockholders:

     The annual meeting of the stockholders of Terra Industries Inc. ("Terra") will be held at the Sioux City Convention Center, 801 Fourth Street, Sioux City, Iowa, on Tuesday, May 2, 2000 at 9:00 a.m., central daylight time, for the following purposes:

     (a)  to elect directors to Terra's Board;

     (b) to ratify the selection by the Board of Directors of the firm of Deloitte & Touche LLP as Terra's independent accountants for 2000; and

     (c) to transact such other business as may properly come before the annual meeting.

     Only stockholders of record of Terra's common stock at the close of business on March 3, 2000 are entitled to notice of, and to vote at, the annual meeting.



                                    George H. Valentine
                                    Senior Vice President, General Counsel
                                    and Corporate Secretary



March 13, 2000

                                PROXY STATEMENT

General

     The annual meeting of the stockholders of Terra Industries Inc. will be held at the Sioux City Convention Center, 801 Fourth Street, Sioux City, Iowa, on Tuesday, May 2, 2000 at 9:00 a.m., central daylight time.

     The mailing address of Terra's principal executive offices is Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa 51102-6000. This proxy statement and the accompanying proxy are first being sent or given to stockholders on or about March 30, 2000.

     The accompanying proxy form is solicited by Terra's Board of Directors. It may be revoked at any time before it is voted at the annual meeting by giving written notice to the Corporate Secretary. These proxies, if properly executed, duly returned and not revoked, will be voted for the election of directors, except to the extent the stockholder withholds voting authority. Such proxies will also be voted on the other matters described in this proxy statement, in accordance with the instructions in the proxy. The Board of Directors is not aware on the date hereof of any matter proposed to be presented at the annual meeting other than the election of directors and the ratification of its selection of independent accountants. The persons named in the accompanying form of proxy will have discretionary authority to vote on any other matter that is properly presented at the meeting, according to their best judgment. A stockholder's presence at the annual meeting does not of itself revoke the proxy.

Securities Entitled to Vote

     The only securities entitled to be voted at the annual meeting are shares of Terra's common stock. Only holders of common stock at the close of business on the record date, March 3, 2000, are entitled to vote. Each share of common stock is entitled to one vote, and all shares vote together as a single class. There were 75,873,540 shares of common stock issued and outstanding on March 3, 2000.

Vote Required

     Stockholders are entitled to cast one vote for each director nominated to the Board of Directors for each share of common stock held on the record date. Cumulative voting is not permitted. Stockholders are also entitled to one vote per share on each other matter voted upon at the annual meeting. To be elected, a director-nominee must receive over half the votes present at the meeting in person or by proxy and actually cast in the election of directors. Shares of stockholders abstaining from voting, but otherwise present at the meeting in person or by proxy, will be included with broker non-votes and voted shares in determining the number of shares present at the meeting. Such abstaining shares and broker non-votes, however, will not be counted as a vote for or against any director-nominee or as a vote for or against any other matter.

     Taurus International S.A. and Taurus Investments S.A. on the record date owned 50.8% and 5.3% of Terra's outstanding common stock, respectively. Both of these companies are incorporated under the laws of Luxembourg as a societe anonyme and are wholly-owned subsidiaries of Anglo American plc ("Anglo American"), a company incorporated under the laws of England and Wales as a public limited company. Terra has been advised by these companies that these shares will be voted for the election of the director-nominees described in this proxy statement. They will also be voted for the ratification of the Board of Directors' selection of Deloitte & Touche LLP as Terra's independent accountants for 2000. As a result, the election of these directors and the ratification of such selection are ensured.

                             ELECTION OF DIRECTORS

Nominees

     Up to ten directors comprise Terra's Board of Directors. Each is elected to hold office for a term expiring with the next-occurring annual meeting (or earlier with the election and qualification of a successor) or upon resignation or removal. The affirmative vote of over half the votes present at the annual meeting, entitled to be cast for a director-nominee and actually cast in the election of directors, is required for election to the Board. Unless otherwise indicated, proxies in the accompanying form will be voted for the nominees named below or for any successor nominee designated by the Board. Such a successor nominee would be designated only in the unlikely event that a nominee named below becomes unable or unwilling to serve as a director before the election. All of the nominees named below are incumbent directors. Set forth below opposite the name and age of each nominee are his or her present positions and offices with Terra, his or her principal occupations during the past five years, and the year in which he or she was first elected a director:

                                                                                                          Year First
                                           Present Positions and Offices with Terra and                    Elected
        Name and Age                      Principal Occupation During the Past Five Years                  Director
        ------------                      -----------------------------------------------                 ----------
Edward G. Beimfohr (67)       Partner, Windels, Marx, Lane & Mittendorf (a New York law firm) since          1994
                              prior to 1990.

Carole L. Brookins (56)       Founder, Chairman and Chief Executive Officer of World Perspectives,           1993
                              Incorporated (an information, analysis and consulting firm specializing in agricultural policies, markets and issues) since 1980.

Edward M. Carson (70)         Retired; Chairman of the Board and Chief Executive Officer of First            1983
                              Interstate Bancorp (a bank holding company) from June 1990 to May 1995 and President thereof from January 1985 to May 1990.

Thomas H. Claiborne (35)      Vice President Administration and Secretary to the Executive Committee         1999
                              of Anglo American plc (an international natural resources company)
                              since May 1999; Vice President of Minorco Services (UK) Ltd. From
                              December 1996 to May 1999; and Executive - Corporate Finance thereof from November 1995 to December 1996.

Eric K. Diack (42)            Executive Vice President - Finance of Anglo Industries and the Anglo           1999
                              Ferrous Metals Division of Anglo American plc; Finance Director of
                              Anglo American Industrial Corporation Ltd. from 1997 to 1999; and
                              Executive Director thereof from 1996 to 1997.

David E. Fisher (57)          Former Finance Director of Minorco (an international natural resources         1993
                              company) from January 1990 to May 1999.

Burton M. Joyce (58)          President and Chief Executive Officer of Terra since May 1991;                 1986
                              Executive Vice President and Chief Operating Officer thereof from
                              February 1988 to May 1991.

William R. Loomis, Jr.        Chairman of the Terra Board of Directors since May 1996;                       1996
(51)                          Managing Director of Lazard Freres & Co. LLC (an investment banking firm) since June 1995; General Partner in the
                              Banking Group of Lazard Freres & Co. from 1984 to June 1995.

John R. Norton III (70)   Chairman and Chief Executive Officer of J. R. Norton                   1993
                          Company (an agricultural production company) since 1972.
                          Between May 1985 and February 1986, Mr. Norton served as a
                          U.S. Deputy Secretary of Agriculture and was not an officer of J. R. Norton Company during that period.

Henry R. Slack (50)       Chairman of Task (USA) Inc.; Former Chief Executive and                1983
                          Director of Minorco.

     The Board of Directors recommends that you vote FOR the election of each of these above-named director-nominees.

     Several directors are also on the boards of directors of other companies subject to the reporting requirements of the U.S. federal securities laws. Mr. Carson is a director of Aztar Corporation, Castle & Cooke, Inc., Schuff Steel Company and Wells Fargo & Company; Mr. Diack is a director of McCarthy Retail Ltd.; Mr. Joyce is a director of IPSCO Inc.; Mr. Loomis is a director of Engelhard Corporation; Mr. Norton is a director of Apollo Group, Inc.; and Mr. Slack is a director of Engelhard Corporation and South African Breweries PLC.

Board of Directors and Committees

     The Board of Directors held five regular meetings and six special meetings in 1999. Each director attended at least 75% of the total number of meetings of the Board and of Board committees of which he or she was a member, except that Mr. Claiborne did not attend one of the three Board meetings occurring during his incumbency.

     The Board of Directors has an audit committee, an executive committee and a personnel committee. The Board does not have a nominating committee. The audit committee met three times in 1999 and is currently comprised of Ms. Brookins, Mr. Loomis and Mr. Norton. The audit committee reviews Terra's procedures for reporting financial information to the public. Each year this committee recommends to the full Board a firm of independent accountants to audit and review Terra's books and records. The committee reviews the scope of such audit, related reports and recommendations and any non-audit services provided by such firm. Terra's internal audits, reports and related recommendations are also reviewed by the audit committee.

     The executive committee, which did not meet last year, is currently comprised of Messrs. Carson, Joyce, Loomis and Slack. The executive committee is authorized to exercise, to the extent permitted by law, all the power and authority of the Board of Directors in the management of Terra between meetings of the Board.

     The personnel committee held two regular meetings and four special meetings last year and is currently comprised of Messrs. Beimfohr, Carson and Slack. Its functions include recommending to the Board of Directors the appointment of Terra executive officers and establishing the compensation to be paid to such individuals. The committee also administers certain employee benefit plans, establishes and in consultation with management, administers compensation guidelines and personnel policies. See the "Report on Executive Compensation," below.

     The Board of Directors establishes special committees of the Board from time to time. The specific functions of such committees are determined at the time of establishment. In addition, the Board and its committees occasionally take action by unanimous written consent in lieu of a meeting.

Equity Security Ownership

     Principal stockholders. The following table shows the ownership of Terra securities as of December 31, 1999 by the only persons known to Terra to beneficially own more than five percent of any class of Terra voting securities. The information in this table is based on information reported to Terra by or on behalf of such persons:

========================================================================================================
         NAME AND ADDRESS OF                TITLE OF         AMOUNT AND NATURE OF        PERCENTAGE OF
           BENEFICIAL OWNER                   CLASS          BENEFICIAL OWNERSHIP            CLASS
--------------------------------------------------------------------------------------------------------

Taurus International S.A.                 Common Stock       38,560,725 sole voting           50.8%
9 rue Sainte Zithe                                           and investment power
L-2763 Luxembourg City
Grand Duchy of Luxembourg

--------------------------------------------------------------------------------------------------------

Taurus Investments S.A.                   Common Stock       4,000,000 sole voting and        5.3%
9 rue Sainte Zithe                                           investment power
L-2763 Luxembourg City
Grand Duchy of Luxembourg

--------------------------------------------------------------------------------------------------------

Anglo American plc                        Common Stock       42,560,725 sole voting          56.1%
20 Carlton House Terrace                                     power through its
London  SW1Y 5AN                                             subsidiaries Taurus
England                                                      International and Taurus
                                                             Investments

--------------------------------------------------------------------------------------------------------

Dimensional Fund Advisors Inc.            Common Stock       4,361,500 sole voting and        5.8%
1299 Ocean Avenue, 11th Fl.                                  investment power
Santa Monica, CA  90401

========================================================================================================

     Each of Taurus International S.A. and Taurus Investments S.A. is a company incorporated under the laws of Luxembourg as a societe anonyme and is wholly-owned by Anglo American. Anglo American is a company incorporated under the laws of England and Wales as a public limited company and with its subsidiaries and associates is a world leader in gold, platinum group metals, diamonds and coal, with significant interests in base and ferrous metals, industrial minerals and forest products. The capital stock of Anglo American is owned in part as follows: approximately 28.7%, directly or through subsidiaries, by De Beers Consolidated Mines Limited ("De Beers"), a publicly-held mining and investment company, and approximately 6.67%, directly or through subsidiaries, by De Beers Centenary AG ("Centenary"), a publicly-held Swiss diamond mining and investment company. Approximately 28.59% of the capital stock of Centenary and approximately 32.24% of the capital stock of De Beers is owned, directly or through subsidiaries, by Anglo American. De Beers owns approximately 11.33% of Centenary.

     Mr. Nicholas F. Oppenheimer, Deputy Chairman and a director of Anglo American, Chairman and a director of Centenary and De Beers, has an indirect partial interest in approximately 7.2% of the outstanding shares of Anglo American.

     Directors and Officers. The following table shows, as of December 31, 1999, the number of shares of Terra common stock owned by (1) each director-nominee;
(2) Terra's chief executive officer (who is also a director); (3) the four other most highly-compensated executive officers; and (4) all directors and executive officers as a group.

                                                                     Shares of Common Stock
        Name                                                         Beneficially Owned/1/
        ----                                                         ------------------

     E.G. Beimfohr.................................................        5,000
     M.L. Bennett..................................................      186,371/2/
     C.L. Brookins.................................................          800
     E.M. Carson...................................................        1,000
     T.H. Claiborne................................................          250
     E.K. Diack....................................................            0
     D.E. Fisher...................................................          250
     B.M. Joyce....................................................    1,042,994/2/
     W.R. Loomis, Jr...............................................       75,000
     F.G. Meyer....................................................      195,322/2/
     J.R. Norton III...............................................        1,058
     W.M. Rosenbury................................................      218,998/2/
     H.R. Slack....................................................          250
     G.H. Valentine................................................      185,934/2/

     Directors and all executive officers as a group (15 persons)..    1,966,739/2/

-----------------

/1/ Each director-nominee or executive officer has sole voting and investment power over the shares shown as beneficially owned. Mr. Joyce beneficially owned 1.4% of Terra's issued and outstanding common stock. Each other director-nominee and executive officer individually and beneficially owned less than one percent, and the directors and executive officers as a group owned 2.6% of Terra's issued and outstanding common stock. These share numbers include ownership of restricted common stock, which is subject to certain performance-related vesting conditions, and shares held under Terra's Employees' Savings and Investment Plan, in each case as of December 31, 1999.

/2/ The shares shown include shares subject to employee stock options which can be exercised on or before May 2, 2000. Upon such exercise, the option holder(s) would acquire beneficial ownership of shares as follows: Mr. Bennett (67,334); Mr. Joyce (643,000); Mr. Meyer (61,000); Mr. Rosenbury (70,666); and Mr. Valentine (52,000) and all directors and executive officers as a group (911,333).

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires Terra's executive officers, directors and beneficial owners of more than ten percent of Terra's common stock to file initial reports of ownership and reports of changes in beneficial ownership of the stock with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange ("NYSE"). Executive officers and directors are required by SEC regulations to furnish Terra with copies of all
Section 16(a) forms they file. All of Terra's executive officers, directors and beneficial owners of more than ten percent of Terra's common stock have made all filings required under Section 16(a). This conclusion is based solely on a review of the copies of such filings furnished to Terra and of written representations from Terra's executive officers and directors.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

     The following table provides a summary of compensation paid or accrued by Terra to or on behalf of certain Terra executive officers. These officers include Terra's chief executive officer and each of Terra's four other most highly compensated executive officers. These executive officers are those in office as of December 31, 1999 and are collectively referred to below as the "named executive officers." Compensation information is provided for the years 1999, 1998 and 1997:

                                 SUMMARY COMPENSATION TABLE

====================================================================================================================================
                                                                                           Long-Term-Compensation
                               Annual Compensation                               ------------------------------------

                                                                                          Awards              Payouts
---------------------------------------------------------------------------      -------------------------    -------
                                                                     Other
         Name and                                                   Annual       Restricted     Securities               All Other
    Principal Position             Year   Salary/1/    Bonus/2/    Compen-            Stock     Underlying       LTIP      Compen-
                                                                  sation/3/      Award(s)/4/       Options    Payouts     sation/5/
------------------------------------------------------------------------------------------------------------------------------------
Burton M. Joyce                    1999   $612,020          --          --               --        415,000       --        $10,000
President and                      1998    686,347          --   $   5,863         $575,000             --       --         30,169
Chief Executive Officer            1997    614,539    $375,000       4,154               --        162,000       --         26,424

------------------------------------------------------------------------------------------------------------------------------------
Michael L. Bennett                 1999    322,346          --          --               --        160,000       --         50,477
Exec. Vice President, Chief        1998    339,616          --       2,320          287,500             --       --         14,922
Operating Officer and President,   1997    270,346     120,063       2,120               --         56,000       --         11,602
Nitrogen Division

------------------------------------------------------------------------------------------------------------------------------------
Francis G. Meyer                   1999    235,124          --          --               --        100,000       --         45,458
Sr. Vice President and             1998    255,655          --       1,830          287,500             --       --         10,379
Chief Financial Officer            1997    239,115      71,224       1,830               --         36,000       --          9,478

------------------------------------------------------------------------------------------------------------------------------------
George H. Valentine                1999    215,231          --          --               --         90,000       --         10,000
Sr. Vice President,                1998    231,424          --       1,348          201,250             --       --          9,394
General Counsel and                1997    209,116      82,049       2,120               --         36,000       --          8,289
Corporate Secretary

------------------------------------------------------------------------------------------------------------------------------------
W. Mark Rosenbury                  1999    211,296          --      40,075/6/            --         90,000       --         21,717
Sr. Vice President and             1998    221,731          --      60,003/7/       212,750             --       --         21,240
Chief Administrative Officer       1997    193,115      56,264       2,120               --         25,000       --         18,920
====================================================================================================================================

/1/ For 1999 "Salary" includes 26 biweekly payments and for all years includes amounts deferred at the election of the named executive officer under Terra's Employees' Savings and Investment Plan and Supplemental Deferred Compensation Plan.

/2/ "Bonus" includes, for the applicable year of service, amounts awarded under Terra's Incentive Award Program for Officers and Key Employees and includes portions thereof deferred at the election of the named executive officer under Terra's Supplemental Deferred Compensation Plan. Bonuses earned in one year are paid in the following year. Each year shown therefore indicates the salary earned and paid in that year and any bonus earned in that year and paid in the next year.

/3/ "Other Annual Compensation" includes tax reimbursements or "gross-ups" with respect to certain perquisites provided to the named executive officers. While the named executive officers receive certain other perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus, except for Mr. Rosenbury as described below.

/4/ The number of shares of restricted Terra common stock held, and the value thereof (shown in parenthesis), at December 31, 1999 by each of the named executive officers is: Mr. Joyce: 100,000 ($156,250); Mr. Bennett: 62,000 ($96,875); Mr. Meyer: 62,000 ($96,875); Mr. Valentine: 45,000 ($70,313) and
     Mr. Rosenbury 53,000 ($82,813). During the restricted period, a holder of restricted shares is entitled to all benefits incidental to ownership of Terra common stock, including voting such shares and receiving such dividends as from time to time may be declared by the Board of Directors.

/5/ "All Other Compensation" includes amounts contributed, allocated or accrued for the named executive officers under Terra's Employees Savings and Investment Plan and Supplemental Deferred Compensation Plan.

/6/ "Other Annual Compensation" for Mr. Rosenbury in 1999 consists of: (i) a tax gross-up for excess U.K. taxes over hypothetical U.S. federal and state taxes - $15,325; and (ii) taxable reimbursement of expatriate living expenses while on assignment in the U.K. - $24,750.

/7/ "Other Annual Compensation" for Mr. Rosenbury in 1998 consists of: (i) a tax gross-up for excess U.K. taxes over hypothetical U.S. federal and state taxes - $28,170; (ii) taxable reimbursement of expatriate living expenses while on assignment in the U.K. - $19,898; and (iii) a tax gross-up with respect to certain U.S.-taxable perquisites -- $2,320.

Option Exercises and Year-End Value Table

     The following table provides information concerning the exercise of stock options during 1999 as well as the number and value of unexercised options to purchase Terra common stock granted under Terra's stock incentive plans.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND DECEMBER 31, 1999 OPTION VALUES

========================================================================================================
                       Number of
                         shares                     Number of Securities         Value of Unexercised
       Name           acquired on      Value       Underlying Unexercised      in-the-Money Options at
                      exercise in     Realized     Options at December 31,       December 31, 1999 /1/
                          1999                              1999
                                               ---------------------------------------------------------
                                                 Exercisable  Unexercisable   Exercisable  Unexercisable
--------------------------------------------------------------------------------------------------------

Burton M. Joyce                 -0-         -0-      643,000        594,000           -0-            -0-

Michael L. Bennett              -0-         -0-       67,334        178,666           -0-            -0-

Francis G. Meyer                -0-         -0-       61,000        112,000           -0-            -0-

George H. Valentine             -0-         -0-       52,000        102,000           -0-            -0-

W. Mark Rosenbury               -0-         -0-       70,666         98,334           -0-            -0-
========================================================================================================

/1/ Based on the closing price per share on the New York Stock Exchange-Composite Transaction of Terra common stock on December 31, 1999 ($1.5625).

                              PENSION PLAN TABLES

     The following table shows for employees retiring in 1999 the estimated annual retirement benefit payable on a straight life annuity basis under Terra's Employee's Retirement Plan (the "Retirement Plan") and Terra's Excess Benefit Plan (the "Excess Benefit Plan"), on a non-contributory basis, which covers Messrs. Joyce and Rosenbury and certain other Terra employees, at various levels of accrued service and compensation.


===============================================================================
    Remuneration                      YEARS OF CREDITED SERVICE
                          5        10        15        20        25        30
-------------------------------------------------------------------------------
 $150,000             $12,133  $ 24,266  $ 36,400  $ 48,533  $ 60,666  $ 72,799

  250,000              20,883    41,766    62,650    83,533   104,416   125,299

  500,000              42,758    85,516   128,275   171,033   213,791   256,549

  750,000              64,633   129,266   193,900   258,533   323,166   387,799

1,000,000              86,508   173,016   259,525   346,033   432,541   519,049
===============================================================================

     "Compensation" under the Retirement Plan includes all salaries and wages paid to a participant, including bonuses, overtime, commissions and amounts the participant elects to defer under Terra's Employee's Savings and Investment Plan. Covered earnings are limited by Section 401(a)(17) of the Internal Revenue Code (the "Code") to $160,000 in 1999. The above benefits are subject to the limitations of Section 415 of the Code, which provided for a maximum annual payment of approximately $130,000 in 1999. Under the Excess Benefit Plan, however, Terra will supplement those benefits so that the amount the participant will receive will be equal to the amount that would have been received under the Retirement Plan but for such limitations. "Compensation" under the Excess Benefit Plan also includes amounts deferred under the Supplemental Deferred Compensation Plan. Eligible compensation for Mr. Joyce as of December 31, 1999 is $612,020 and the estimated years of service for Mr. Joyce is 13.

     Certain Terra executive officers and certain other employees are entitled to the estimated annual retirement benefit under the Retirement Plan and Excess Benefit Plan as set forth in the following table:


===============================================================================
    Remuneration                      YEARS OF CREDITED SERVICE
                          5        10        15        20        25        30
-------------------------------------------------------------------------------
 $150,000             $10,633  $ 21,266  $ 31,900  $ 42,533  $ 53,166  $ 63,799

  250,000              18,383    36,766    55,150    73,533    91,916   110,299

  500,000              37,758    75,516   113,275   151,033   188,791   226,549

  750,000              57,133   114,266   171,400   228,533   285,666   342,799

1,000,000              76,508   153,016   229,525   306,033   382,541   459,049
===============================================================================

     The named executive officers had compensation (as defined under the Retirement Plan) in 1999 as follows: Mr. Bennett - $322,346; Mr. Meyer - $235,124; Mr. Valentine - $215,231; and Mr. Rosenbury - $221,297. The estimated years of service under the Retirement Plan for each such officer is as follows:
Mr. Bennett -- 26; Mr. Meyer -- 17; Mr. Valentine -- 6; and Mr. Rosenbury -- 12.

Employee Contracts and Termination of Employment and Change of Control Arrangements

     Terra's chief executive officer and each of the other named executive officers are party with Terra to an executive retention agreement. Each such agreement provides the executive with certain benefits if his employment is terminated under specified conditions. To receive benefits, the executive must be terminated within two years (three years for Mr. Joyce) of a change of control (as defined in the agreement) of Terra. In addition, such termination must be made either by Terra or a successor entity without cause, or by the executive for good reason.

     Benefits under the executive retention agreements include (a) continuation of base salary and bonus for two years (three years in the case of Mr. Joyce);
(b) continuation of medical and dental benefits for two years (three years in the case of Mr. Joyce); (c) payment of accrued but unpaid compensation; (d) automatic vesting in Terra's Excess Benefit Plan with an addition of two years (a maximum of eight years in the case of Mr. Joyce) to the credited service level and the age of the participant for purposes of computing the accrued benefits under the Excess Benefit Plan; (e) certain outplacement services; and
(f) office space and secretarial support for one year for Mr. Joyce. Such benefits are in lieu of any other severance benefits that may otherwise be payable. Compensation earned from other employment shall not reduce the amounts otherwise payable by Terra. Terra also agreed to reimburse each such officer on an after-tax basis for any excise tax incurred as a result of the "excess parachute payment" provisions of the Internal Revenue Code.

Director Compensation

     In August 1999 the Board of Directors decided to compensate directors who are not Terra employees with the grant of options to purchase Terra common stock. These options were granted in replacement of the former cash-based director compensation policy. (Directors continue to be reimbursed in cash for their expenses in attending meetings of the Board and its committees.) As a result, in August 1999, Mr. Loomis, Chairman of the Board, was granted an option to purchase 75,000 shares of common stock. Each of Mr. Norton, chairman of the audit committee, and Mr. Slack, chairman of the personnel committee, was granted an option to purchase 20,000 shares of common stock. Each of the remaining non-employee directors was granted an option to purchase 18,000 shares of common stock. The exercise price of each option is the closing price of Terra common stock on the date of grant.

     Mr. Loomis is party with Terra to an executive retention agreement. This agreement provides for a lump-sum payment of $500,000 to Mr. Loomis if he is terminated as Chairman under specified conditions. To receive benefits, Mr. Loomis must be terminated within two years of a change in control of Terra. In addition, such termination must be made either by Terra or a successor entity without cause, or by Mr. Loomis for good reason.

Performance Graph

     The SEC requires that a comparative performance graph be included with this proxy statement. A line-graph presentation is required, comparing cumulative, indexed, five-year stockholder returns on specified, hypothetical investments. These investments must include the S & P 500 Stock Index and either a nationally-recognized industry standard or an index of peer companies selected by Terra.

     Terra has for some years chosen to use a self-selected industry peer group. For this year's graph, Terra has changed this industry peer group to better reflect Terra's business after the sale of its distribution business in June 1999. The new industry peer group is intended to reflect as closely as possible Terra's business as a producer of nitrogen products and methanol for agricultural and industrial customers.

     The current peer group consists of the following companies: Agrium Inc.; Lyondell Chemical Company; Methanex Corp.; Mississippi Chemical Corporation; Norsk Hydro ASA; Potash Corporation of Saskatchewan Inc.; and Terra Nitrogen Company, L.P.

     The former peer group consisted of the following companies: Ag Services of America Inc.; Agrium Inc.; DEKALB Genetics Corporation (through the date of its acquisition); IMC Global Inc.; LESCO, Inc.; Methanex Corp.; Mississippi Chemical Corporation; Phosphate Resource Partners Limited Partnership (formerly known as Freeport-McMoRan Resource Partners, Limited Partnership); Potash Corporation of Saskatchewan Inc.; The Scotts Company; and Terra Nitrogen Company, L.P.

     The graph below assumes an investment of $100 at the close of the last trading day in 1994. Four alternative investments are compared: Terra common stock; the S & P 500 Stock Index; the current industry peer group; and the former industry peer group.

                       Five-Year Stock Performance Graph
                             [GRAPH APPEARS HERE]

                                                                           December 31,
-------------------------------------------------------------------------------------------------------------------------
                                               1994          1995          1996          1997          1998          1999
-------------------------------------------------------------------------------------------------------------------------
Terra Industries Inc.                           100        137.28        144.96        130.16         63.45         16.27
-------------------------------------------------------------------------------------------------------------------------
S & P 500 Stock Index                           100        137.58        169.17        225.60        290.08        351.12
-------------------------------------------------------------------------------------------------------------------------
Current Industry Peer Group                     100        109.00        133.60        130.92         91.88         93.13
-------------------------------------------------------------------------------------------------------------------------
Former Industry Peer Group                      100        135.37        155.51        144.21        133.35        107.19
-------------------------------------------------------------------------------------------------------------------------

     This graph may not be regarded as part of any Terra filing made under the Securities Act of 1933 or under the Securities Exchange Act of 1934. This is true even if such filings contain statements incorporating this proxy by general reference. This graph can only be regarded as filed under these laws by a statement specifically incorporating this information into such filing.

Compensation Committee Interlocks and Insider Participation

     No director has any direct or indirect material interest in or relationship with Terra other than stockholdings as discussed above and as related to his or her position as a director, except as described under the caption "Certain Relationships and Related Transactions." No officer or other employee of Terra served on the board of directors of any other entity, where any officer or director of such entity also served on Terra's Board.

                       REPORT ON EXECUTIVE COMPENSATION


General Policy

     The foundation of Terra's compensation policy is to retain and motivate executive officers and other employees who are capable of leading Terra in achieving its business objectives and in creating stockholder value. The compensation of executive officers is reviewed and approved annually by the personnel committee of the Board of Directors, which is comprised entirely of directors who are not Terra employees. Terra's executive compensation program is intended to be (1) competitive; (2) tied to performance; and (3) aligned with stockholder interests. The three general elements of Terra's executive compensation program are base salary, annual incentive awards and long-term incentive compensation. Incentive awards are made under Terra's Incentive Award Program for Officers and Key Employees (the "Key Executive Plan"). Long-term incentive compensation consists of stock options, restricted stock or other award opportunities offered under Terra's stockholder-approved stock incentive plans (the "Long Term Plans"). As an executive officer's level of responsibility increases, a greater portion of his or her total compensation is based on annual and long term incentive compensation and less on base salary.

     The compensation of Terra executive officers is intended to be competitive with that offered by a performance peer group to persons with comparable experience and responsibilities. The performance peer group is comprised of companies of similar size or market capitalization to Terra and engaged in businesses similar to Terra's. The performance peer group includes virtually all of the companies in the industry peer group selected for the comparative performance graph above. The performance peer group also includes other chemical companies in order to better reflect Terra's nitrogen and methanol businesses, the relative size of Terra's revenue base and competition for executive-level talent. The personnel committee of the Board periodically obtains advice from an independent compensation consultant concerning total compensation competitiveness versus the performance peer group, including salary, annual incentives and long term awards. In addition, salary and incentive compensation information for comparable executive positions in other industries is obtained at least annually from sources covering a wide variety of industry segments, including non-durable goods manufacturers and manufacturers of chemicals other than nitrogen products and methanol.

     The Internal Revenue Code limits the ability of Terra to deduct from taxable income compensation paid to any executive in excess of $1 million. In the event compensation for any Terra executive exceeds this $1 million threshold, the personnel committee will balance the benefits of tax deductibility with its responsibility to retain and motivate executives with competitive compensation programs. As a result, the personnel committee may take actions it deems to be in the best interest of Terra stockholders, including:
(1) provide non-deductible compensation above the $1 million threshold; (2) require the executive to defer a portion of bonus or other compensation in excess of this threshold to a time when payment may be deductible by Terra; and/or (3) modify Terra compensation programs to qualify bonuses or other performance-based compensation to be exempt from the deduction limit.

Base Salary

     Annual base salaries paid to Terra's executive officers are fixed at levels generally competitive with amounts paid to executive officers with comparable experience and responsibilities in the performance peer group.

     Changes in the base salaries of executive officers (other than Mr. Joyce) are reviewed by the committee annually with Mr. Joyce and the Senior Vice President and Chief Administrative Officer and are largely based on the individual's performance and contribution to Terra. In addition, the committee periodically obtains advice from an independent compensation consultant concerning salary competitiveness. The salary survey and other information provided by the compensation consultant is then considered along with factors relating to the executive officer's performance to determine appropriate adjustments to base salaries. The base salaries of Terra's executive officers in 1999 were generally fixed at levels near the midpoint of the performance peer group for comparable positions. The Committee determines base salary in the case of a significant promotion or new hire on a basis consistent with Terra's compensation policy.

Annual Incentive Awards

     In making annual incentive awards, the personnel committee of the Board reviews the Key Executive Plan in the first quarter of each year. At this time, the committee approves an incentive award pool which is based on a target percentage of each executive officer's salary and on the achievement by Terra of certain targeted financial goals. The targeted percentage of salary generally increases with the executive officer's level of responsibility. The targeted financial goals are proposed by Terra management and reviewed by the committee.

     The overall incentive award pool is increased or reduced based on Terra's performance measured against the targeted financial goals. Individual awards are then increased or reduced based on the executive officer's achievement of personal goals and the size of the incentive award pool. A set of individual goals are established each year by each executive and the senior officer he or she reports to, or in the case of Mr. Joyce, the personnel committee.

     For incentive awards made payable in 2000 under the Key Executive Plan for service to Terra in 1999, the targeted financial goals were based on return-on-equity. In determining an individual award, achievement of targeted financial goals was given a weight of up to 75% and achievement of individual goals was given a weight of up to 34%. Because of the continuing industry downturn and operating losses experienced by Terra, the committee exercised its discretionary authority and suspended the Key Executive Plan for 1999. As a result, no incentive compensation was awarded in 2000 to the named executive officers.

Long Term Awards

     Long term incentive awards under the Long Term Plans are designed to provide an incentive to executive officers in increasing stockholder value on a sustained basis. Based on various factors, including the recommendations of an independent compensation consultant, the personnel committee of the Board from time to time issues incentive stock options, non-qualified stock options and restricted shares. The committee also periodically grants awards in the case of significant promotions or new hires on a basis consistent with Terra's general compensation policy.

     In deciding to grant long term incentive awards to Terra's executive officers, the committee recognizes that (i) the value of the awards will not be immediately realized, (ii) will be dependent on building profitability and stockholder value well after the date of grant, and (iii) will provide a continuing incentive to executive officers long after the award has actually been earned. Individual awards continue to take into account the respective scope of accountability, strategic and operational responsibilities and the contribution of each executive officer.

     The committee periodically grants stock options to key employees and restricted shares to a small group of high-ranking employees. The personnel committee and/or the full Board of Directors took the following actions in 1999 concerning long term incentive awards with the advice of an independent compensation consultant:

     . Granted stock options to the chief executive officer, the other named executive officers and other key employees on a basis generally consistent with prior grants.

     .    Granted no restricted shares in 1999.

CEO Compensation

     Base Salary. In determining Mr. Joyce's base salary each year, the personnel committee (with the advice of an independent compensation consultant) considers several factors. These factors include salaries for comparable positions in companies within the performance peer group and Mr. Joyce's continuing efforts to improve Terra's operating results and to preserve and enhance stockholder value. No specific weight is given to these factors in determining base salary. In consideration of the continuing industry downturn, its effect on Terra's stock price and Terra's reduced size after the sale of its distribution business, Mr. Joyce's base salary of $670,000 was reduced in August 1999 to $502,500. This base salary is below the midpoint salaries for comparable positions in the performance peer group.

     Annual Incentive Awards. Mr. Joyce's target salary percentage for purposes of calculating his annual incentive award under the Key Executive Plan was 60%. Based on Terra's failure to achieve the targeted financial goals for 1999 (as discussed above), Mr. Joyce was not awarded incentive compensation in 2000 for service in 1999.

     Long Term Awards. The personnel committee and/or the full Board of Directors took action in 1999 concerning long term incentive awards to Mr. Joyce. Several factors, along with the advice of an independent compensation consultant, were considered in taking this action. This action was also generally consistent with actions taken on behalf of Terra's other executive officers. Factors considered included the value of awards typically given chief executive officers of companies within the performance peer group. As a result, in August 1999 Mr. Joyce was granted an option to purchase 415,000 shares of Terra common stock. No restricted shares were granted Mr. Joyce in 1999.

     Other Compensation. Mr. Joyce and Terra are party to an executive retention agreement, the terms of which are described above under "Employee Contracts and Termination of Employment and Change of Control Arrangements."



The Personnel Committee
of the Board of Directors
of Terra Industries Inc.



E.G. Beimfohr
E.M. Carson
H.R. Slack, Chairman

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1999 Terra and a then-affiliate of Anglo American engaged in transactions in the ordinary course of their respective businesses. (During the course of 1999 Anglo American sold its interest in the affiliate in question.) Terra purchases catalysts for its plants based on arms-length negotiations with various suppliers, including this then-affiliate of Anglo American. Terra may continue to purchase catalysts from this former Anglo American affiliate and/or others in the future.

     Terra's U.K. business purchases potash in the ordinary course of its business and on an arms-length basis from a subsidiary of Anglo American. This supply relationship began before this business was purchased by Terra in 1997. Potash and ammonium nitrate are used in the U.K. business to make blended fertilizers. These blended fertilizers represent 5% or less of sales for the U.K. business.

     From time to time Terra uses one or more investment banking firms to advise on potential transactions. In 1999, Lazard Freres & Co. LLC provided advisory services to Terra in connection with the sale of Terra's distribution business and the potential disposition of Anglo American's Terra shares. Mr. Loomis, Chairman of Terra's Board of Directors, is also a Managing Director of Lazard Freres & Co. LLC.


             RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors recommends that the stockholders ratify its selection of Deloitte & Touche LLP as independent accountants for Terra for the fiscal year 2000. Deloitte & Touche LLP also serves as independent accountants for Anglo American and various subsidiaries of Anglo American.

     The Board of Directors intends to introduce at the annual meeting the following resolution:

     RESOLVED, that selection by the Board of Directors of the Corporation of Deloitte & Touche LLP as independent accountants for the Corporation for the year 2000 be, and it hereby is, ratified.

     It is expected that members of Deloitte & Touche LLP will attend the annual meeting to make a statement if they desire to do so and to respond to any appropriate questions that may be asked by stockholders.

     To ratify the Board's selection of independent accountants, over half of the votes cast "for" or "against" such ratification must be cast "for."

     The Board of Directors recommends that you vote FOR the ratification of its selection of independent accountants.


          SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Proposals of stockholders intended to be submitted at the 2001 annual meeting of stockholders must be received by Terra at its principal executive offices on or before November 20, 2000 to be eligible for inclusion in Terra's proxy statement and accompanying proxy for such meeting. If a stockholder intends to bring a matter before the 2001 annual meeting of stockholders other than by submitting a proposal for inclusion in the proxy statement, the stockholder must give timely notice to Terra and otherwise satisfy the requirements of the Securities Exchange Act of 1934. To be timely, such notice must be received by the Corporate Secretary at Terra's principal executive offices on or before February 2, 2001.

                                 MISCELLANEOUS

     Terra will pay the cost of soliciting of proxies. Proxies are being solicited through the mail. Certain Terra employees, without additional compensation, may also solicit proxies personally, by telephone or by facsimile. Terra does not expect to pay any compensation for the solicitation of proxies, but will reimburse brokers and other persons holding stock in their names, or in the names of nominees, at approved rates, for their expenses for sending proxy material to principals and obtaining their proxies.

     A copy of Terra's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the Securities and Exchange Commission (without exhibits) will be made available to stockholders without charge upon written request to the Corporate Relations Department, Terra Industries Inc., Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa 51102-6000.


                                                            March 13, 2000

--------------------------------------------------------------------------------
PROXY

                             TERRA INDUSTRIES INC.

              Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints WILLIAM R. LOOMIS, JR., BURTON M. JOYCE and FRANCIS G. MEYER, jointly and severally, as proxies, with power of substitution, to vote at the Annual Meeting of Stockholders (including adjournments) of TERRA INDUSTRIES INC. to be held May 2, 2000, with all powers the undersigned would possess if personally present, on the election of directors, on the Proposals described in the Proxy Statement and, in accordance with their discretion, on any other business that may come before the meeting.

Election of Directors, Nominees:                (Comments or Change of Address)

E.G. BEIMFOHR, C.L. BROOKINS, E.M. CARSON, T.H. CLAIBORNE, E.K. DIACK, D.E. FISHER, B.M. JOYCE, W.R. LOOMIS, JR., J.R. NORTON III and H.R. SLACK


(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .


"Fax On-Call" News Release Service                               Available

Terra offers a toll-free number you can use to obtain company announcements. This service, available 24 hours a day, is a quick way to receive quarterly earnings reports and other company news.

Just dial 1-800-758-5804 and use the Terra code, 437906.

Our goal is to provide you and other interested investors with timely information, efficiently and cost effectively.

                                     *****

Don't forget to visit our website located at www.terraindustries.com. Let us know what you think of it and how we can make it more useful to you.

                                 [TERRA LOGO]
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

[X]  Please mark your                                                     1796
     votes as in this
     example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposals 1 and 2.
--------------------------------------------------------------------------------
        The Board of Directors recommends a vote FOR proposals 1 and 2.
--------------------------------------------------------------------------------
                            FOR               WITHHELD
1. Election of
   Directors.
   (see reverse)

For, except vote withheld from the following nominee(s):


---------------------------------------------------------
--------------------------------------------------------------------------------
                            FOR      AGAINST      ABSTAIN

2. Approval of independent accountants

            Change of Address or comments (on reverse).

            I will attend the Annual Meeting
--------------------------------------------------------------------------------

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

SIGNATURE(S)                                   DATE
            ----------------------------------     -----------------------------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee, or guardian, please also give your full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.
--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

                                    [LOGO]

                             TERRA INDUSTRIES INC.
                        Annual Meeting of Stockholders

                         DATE:    Tuesday, May 2, 2000

                         TIME:    9:00 A.M.

                         PLACE:   Sioux City Convention Center
                                  801 Fourth Street
                                  Sioux City, Iowa 51101